Exhibit 99.2

December 1, 2021

VIA EMAIL AND FEDEX

Fertitta Entertainment, Inc.

1510 West Loop South

Houston, TX 77027

Attn: Steven L. Scheinthal, General Counsel

Email: sscheinthal@ldry.com

Cc:	Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
	Attn:	Marc D. Jaffe
Ian D. Schuman
Ryan J. Maierson
Nick S. Dhesi
	Email:	marc.jaffe@lw.com
ian.schuman@lw.com
ryan.maierson@lw.com
nick.dhesi@lw.com

Re: Response to Purported Notice re Termination of Merger Agreement

Gentlemen:

Reference is made to (1) that certain Agreement and Plan of Merger, dated as of February 1, 2021 and amended on June 30, 2021 (as amended, the “Merger Agreement”), by and among Fertitta Entertainment, Inc., a Texas corporation (“Florida”), FAST Acquisition Corp., a Delaware corporation (“SPAC”), FAST Merger Corp., a Texas corporation and direct, wholly owned subsidiary of SPAC (“SPAC Newco”), and FAST Merger Sub Inc., a Texas corporation and direct, wholly-owned subsidiary of SPAC (“Merger Sub”); and (2) that purported notice re Termination of Merger Agreement (the “Purported Notice”), dated as of December 1, 2021, delivered by Florida to SPAC on December 1, 2021. Capitalized but undefined terms herein have the meanings ascribed to them in the Merger Agreement.

The letter is being provided in response to the Purported Notice. Florida is not permitted to terminate the Merger Agreement pursuant to Section 9.01(a) because “the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement or the Separation Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date”. Florida’s actions and failures to fulfill its obligations under the Merger Agreement, including, without limitation, Florida’s failure to deliver the financial statements required by Section 7.01(a) of the Merger Agreement until July 2021, despite being required to provide them no later than March 31, 2021, are unquestionably the primary cause of the failure of the Closing to occur by the Termination Date.

Accordingly, the Purported Notice is invalid, unenforceable, of no legal force and effect and is hereby rejected.  We hereby demand that Florida withdraw the Purported Notice immediately and take all necessary steps to consummate the transactions contemplated by the Merger Agreement forthwith. The Purported Notice and any further failure to comply with Florida’s ongoing obligations under the Merger Agreement constitute a material breach. Florida remains bound by its obligations pursuant to the Merger Agreement, including, without limitation, the obligation set forth in Section 7.18(b) of the Merger Agreement to, and to cause its Subsidiaries to, use reasonable efforts to obtain all material consents and approvals of third parties and to take such other action as may be reasonably necessary to satisfy the conditions set forth in the Merger Agreement and to otherwise comply with the Merger Agreement and consummate the Transactions as soon as practicable.

Florida’s material breach has and will cause irreparable injury, and we intend to take all necessary steps to protect the SPAC and its investors. You are hereby placed on notice of breach and that should your breach not be immediately remedied, we intend to initiate litigation.

The contents of this written notice are without prejudice to any rights which SPAC, SPAC Newco or Merger Sub may have pursuant to the Merger Agreement or otherwise, which are hereby expressly reserved. Nothing herein is intended to limit or waive any rights of SPAC, SPAC Newco or Merger Sub related to the Merger Agreement or otherwise.

[Signature page to follow]

Sincerely,

FAST ACQUISITION CORP.

By:	/s/ Garrett Schreiber
Name:	Garrett Schreiber
Title:	Chief Financial Officer

cc:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Jonathan K. Youngwood, Esq.
jyoungwood@stblaw.com
Stephen P. Blake, Esq.
sblake@stblaw.com

Winston & Strawn LLP
200 Park Avenue
New York, NY 10166
Attn: Brad Vaiana and Jason Osborn
Email: BVaiana@winston.com and JOsborn@winston.com